CONFIDENTIAL AND PROPRIETARY

EXHIBIT 10.27

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MANUFACTURE AND SUPPLY AGREEMENT

THIS MANUFACTURE AND SUPPLY AGREEMENT (“Agreement”) is entered into as of February 23, 2024 (the “Effective Date”), between SI-BONE, INC., a Delaware corporation having an address of 471 El Camino Real, Suite 101, Santa Clara, CA 95050 (“Company”) and RMS COMPANY, a Minnesota corporation having an address of 8600 Evergreen Boulevard, Coon Rapids, MN 55433 (“Supplier”).
RECITALS
WHEREAS, Company and Supplier desire for Supplier to manufacture and supply certain products to Company, and for Company to purchase certain products from Supplier, on the terms and conditions set forth below, and
WHEREAS, the Parties previously entered into the Amended and Restated Manufacturing, Quality and Supply Agreement, as amended and/or addended from time to time, effective June 11, 2021 (the “June 2021 Agreement”), and
WHEREAS, the Parties desire to enter into a new Manufacture and Supply Agreement which will supersede the June 2021 Agreement in its entirety as of the Effective Date.
NOW THEREFORE, the parties, intending to be legally bound, agree as follows.
AGREEMENT
1.PURCHASE AND SALE
1.1Purchase and Sale. Subject to the terms of this Agreement, during the Term, Company shall purchase from Supplier, and Supplier shall supply to Company, the products listed on Exhibits A through D (the “Products”). Exhibits A through D shall include (a) a detailed description of the Product(s), (b) the purchase price of the Product(s), and (c) any other relevant information pertaining to the Products. From time to time, the parties may mutually agree to add additional products to Exhibits A through D pursuant to a writing signed by both parties, at which time such products will become Products for purposes of this Agreement.
1.2Specifications. Company shall define the specifications for each Product (the “Specifications”), The Specifications may be paper documents, electronic documents or other appropriate media. The parties may change the Specifications from time to time by mutual written agreement. Supplier shall deliver the Product in full conformance to the Specifications.
1.3Requirements Contract; Alternative Source.
a.Unless otherwise specified in writing by the Parties, Company shall purchase from Supplier, and Supplier shall manufacture and sell to Company 100% of Company’s requirements for the Products.

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

b.For the avoidance of doubt, accessories used in connection with the Product may be purchased by Company from Supplier or a third-party vendor, or manufactured directly by, or otherwise obtained through, Company.
c.Company retains the right to qualify alternative sources of supply of Products (“Alternative Sources”), which Alternative Sources of supply shall only be used by Company to supply Products in the event of a Supply Failure. For clarity, Company itself or an affiliate of Company may be an Alternative Source.
1.4Forecasts. Within ten days after the Effective Date, Company shall deliver to Supplier a 12- month rolling forecast of its anticipated demand for the Product (the “Forecast”). No later than ten days following the end of each calendar quarter during the Term, Company shall update the Forecast in writing and include estimated quantities, delivery schedules, and any other relevant information reasonably requested by Supplier. Forecasts shall be nonbinding and used and relied upon by Supplier only for Supplier’s internal capacity planning purposes. Supplier acknowledges that these Forecasts are specifically aligned with the terms outlined in Sections 3 and 6 of the Vendor Managed Inventory Addendum in Exhibit H. Supplier agrees not to use or rely upon these Forecasts for any other purpose, and any actions taken by Supplier outside of this agreement shall be at Supplier's own risk.
Supplier shall make commercially reasonable efforts to meet the forecasted demand. If Supplier determines that it will not be able to meet the forecasted demand specified in the forecasts provided, Supplier shall promptly notify Company in writing. Such notification shall include the reasons for the anticipated shortfall, the revised estimated quantities that can be supplied, and any proposed alternative solutions, if applicable. Supplier shall make reasonable efforts to mitigate any anticipated shortfall and minimize the impact on Company’s operations. This may include expedited production, allocation of available inventory, or other appropriate measures to meet the revised estimated quantities to the extent commercially feasible.
2.ORDERING PROCEDURE
2.1Purchase Orders. All purchases shall be pursuant to purchase orders submitted by Company to Supplier (an “Order”). An Order shall specify the Products ordered (including part numbers and revision levels if applicable), quantities of each Product ordered, price, requested delivery date and requested Product recipient. The delivery date is subject to the requirements of Section 2.2 (Lead Time). Supplier shall provide written notice to Company no later than five days after receipt of the Order confirming receipt of the Order and its delivery date (“Confirmed Delivery Date”). Orders may be changed only by the mutual written agreement of the parties.
2.2Lead Time. Supplier shall provide Company with a mutually agreed-upon standard lead time for the supply of the Products. The lead time shall represent the estimated time required for Supplier to fulfill the Orders placed by Company based on current manufacturing schedules. The lead time shall include manufacturing, packaging, quality control processes, and any necessary transportation or logistics considerations. Any changes to the lead time shall be communicated in writing by Supplier to Company in advance. The parties understand that the standard lead time is impacted by changes in the Supplier’s backlog of orders, production capacity, availability of raw materials, or other relevant circumstances. Supplier shall make commercially reasonable efforts to adhere to the agreed-upon lead time, however, the Confirmed Delivery Date provided by the Supplier upon receipt of the Order shall prevail. The parties may periodically review and assess Supplier's performance in meeting the communicated lead time and Confirmed Delivery Dates. Any recurring or significant deviations from the communicated lead time and agreed-upon Confirmed Delivery Dates shall be promptly

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

communicated between the parties, and appropriate corrective measures shall be discussed and implemented, if necessary.
2.3Order of Precedence. The parties hereby agree to terminate the June 2021 Agreement as of the Effective Date. The parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and in any Order that are consistent with this Agreement to exclusively govern and control the parties' respective rights and obligations regarding the manufacture, purchase, and sale of the Products, and the parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in an Order conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary or different terms will have no force or effect.
3.SHIPMENT, DELIVERY, ACCEPTANCE, INSPECTION
3.1Delivery. Unless otherwise specified in an Order, all shipments of Products pursuant to this Agreement shall be shipped by Supplier, EXW (incoterms 2020) Supplier’s facility to Company’s Santa Clara, CA facility at 471 El Camino Real, Santa Clara, CA 95050. Delivery shall be deemed to have occurred, and risk of loss transferred from Supplier to Company, when Products are delivered to the freight forwarder.
3.2Packing. Products shall be packed at Supplier’s sole cost and expense in accordance with Company’s reasonable written instructions and reasonable commercial practices. Products shall be shipped at Company’s sole cost and expense in accordance with Company’s reasonable written instructions and reasonable commercial practices. Each shipment of Product shall be clearly marked as per Company’s instructions.
3.3On Time Delivery. Supplier shall adhere to the delivery schedule specified in an Order issued by Company. On-time delivery shall be defined as the delivery of the Products within the specified delivery dates, taking into account the Confirmed Delivery Date and communicated lead time per Section 2.2. If Supplier does not comply with any of its delivery obligations under this Section 3, Company may, in Company’s sole discretion, (a) approve a revised delivery date, (b) require commercially reasonable expedited or premium shipment at Supplier’s expense, or (c) cancel the applicable Order and obtain similar goods from other sources and all such Products will be deemed to have been purchased under this Agreement for purposes of satisfying Company’s quantity requirements hereunder. In the event that the Company decides to cancel an order placed with the Supplier, both parties agree to collaborate in good faith to determine and address any obligations or liabilities that may have arisen prior to the cancellation. This includes but is not limited to raw materials that cannot be repurposed elsewhere, work in process, and finished goods. Unless otherwise expressly agreed to by the Parties in writing, Suppler may not make partial shipments of Products. The parties shall monitor Supplier's on-time delivery performance on a periodic basis. Company may request delivery performance reports from Supplier, detailing the actual delivery dates versus the scheduled delivery dates, along with any reasons for delays. If Supplier fails to achieve a satisfactory level of on-time delivery performance of at least 95%, Company may, at its sole discretion, pursue remedies available under this Agreement, including but not limited to adjustments to future Orders or termination of this Agreement in accordance with the provisions outlined herein.
3.4Inspection. All Products are subject to Company’s inspection prior to acceptance. Company shall have 60 days following the delivery of Products to Company to reject any Products received by Company from Supplier that: (a) do not conform to the product number or other product identifier listed in the applicable Order; (b) on visual inspection using mutually agreed

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

upon Specifications, Company reasonably determines the Products do not meet the Product Specifications; or (c) exceed (or be lesser than) the quantity of Products ordered by Company pursuant to this Agreement or any Order by more than plus or minus [*** of the order quantity for a non-instrument Product or plus or minus [*** of the order quantity for an instrument Product (a “Nonconformity,” or “Nonconforming Product”). Where the context requires, Nonconforming Product is deemed to be Product for purposes of this Agreement. Upon detection of a Nonconformity, Company shall give written notice (which may be given by e-mail) to Supplier specifying the nature and type of alleged Nonconformity and upon notice of a Nonconformance, Supplier may request Nonconforming Product samples from Company for evaluation and verification of the Nonconformance. Upon confirmation and agreement between the parties that the Products are Nonconforming, the Company may withhold payment for properly rejected Nonconforming Products. In addition to any other remedies available to Company at law, in equity or hereunder, in the event Supplier delivers Nonconforming Products to Company, Company may select, and Supplier shall provide, one of the following remedies: (a) replacement of the Nonconforming Products with conforming Products, (b) the refund of the purchase price of, and shipping costs for, the Nonconforming Products, (c) the removal of any Nonconforming Products from Company’s or its customers’ facility and replacement with conforming Products, or (d) the cost of reconditioning or reworking any Nonconforming Products to conforming Products.
3.5Defects. With respect to latent Nonconformities and Nonconformities not discovered by Company pursuant to Section 3.4 through the use of reasonable inspection methods and procedures, Company shall give notice within 15 days to Supplier following detection of any Nonconformity specifying the nature and type of alleged Nonconformity. Upon notice of a Nonconformance, Supplier may request Nonconforming Product samples from Company for evaluation and verification of the Nonconformance. Upon confirmation and agreement between the parties that the Products are Nonconforming, Company may withhold payment for any such Nonconforming Products or deduct the amount previously paid for such Products from any amounts then due to Supplier as an offset. Supplier shall have 30 days from such notice to cure such Nonconformities. In the event that Company properly rejects Nonconforming Products and payment has already been made by Company for such Nonconforming Products, Supplier shall reimburse Company such payment amount if Supplier is unable to cure such defect within the 30-day period.
3.6Notification of Nonconformity. Supplier agrees to promptly notify Company in writing after Supplier obtains knowledge of its delivery to Company of any Nonconforming Product. In addition to the foregoing, Supplier shall notify Company within (a) two business days of learning of any situation which may require a recall of Products and (b) five business days of obtaining knowledge of any failure of any batch of Products to meet the standards set forth in Section 3.4.
4.PRICING; PAYMENT TERMS.
4.1Pricing. During the Term, Supplier’s sales price to Company for each Product unit shall be as described in Exhibits A-D.
4.2Invoices. Supplier shall issue an invoice to Company for all Products ordered under this Agreement after they have been shipped from the Supplier’s premises. Each invoice must set forth in reasonable detail the amounts payable by Company under this Agreement and contain the following information, as applicable: a reference to this Agreement; Order number, amendment number, and line-item number; Supplier’s name; Supplier’s identification number; carrier name; ship-to address; quantity of Product shipped; number of cartons or containers in shipment; bill of lading number; country of origin; and any other information necessary for

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

identification and control of the Product. Company reserves the right to return and withhold payment due to any invoices or related documents that are inaccurate or incorrectly submitted to Company. The parties shall seek to resolve any invoice disputes expeditiously and in good faith. Any payment by Company of an invoice is not an acceptance of any nonconforming element or terms on such invoice or the related Product.
4.3Payment. Unless otherwise specified in writing, Company shall make payment to Supplier within 45 days from the date of receipt of a valid invoice. Payment shall be made in U.S. Dollars, unless otherwise mutually agreed upon by the parties. Company shall make all payments by check, wire transfer, or automated clearing house in accordance with the following instructions:
ABA Routing Number: [***
Account Name: [***
Account Number: [***
Bank Name and Address:
Wells Fargo Bank
420 Montgomery Street
San Francisco, CA 94105
E-Mail address for Remittance: [***
5.TERM; TERMINATION
5.1Term; Renewal. Unless earlier terminated in accordance with this Section 5, the term of this Agreement shall commence on the Effective Date and continue for an initial term of three (3) years (the “Initial Term”). This Agreement shall automatically renew for successive one-year periods (each, a “Renewal Term” and collectively, together with Initial Term, the “Term”) unless terminated by either party with no less than ninety (90) days’ prior written notice prior to the beginning of such Renewal Term.
5.2Material Breach. Either party may terminate this Agreement upon written notice in the event the other party commits a material breach, or threatens to commit a material breach, of this Agreement and either (i) if the breach can be cured, the breaching party has not cured such breach within 30 days of written notice thereof from the non-breaching party, or (ii) if the breach cannot be cured, the non-breaching party can terminate immediately without providing an opportunity to cure.
5.3Termination by Company. Company may terminate this Agreement upon written notice to Supplier:
a.if Supplier fails to deliver a shipment of conforming Products in the quantities and by the delivery date specified in an Order submitted in accordance with this Agreement and such failure results in a delay or Product backorder of an aggregate total (together with any other delays in the same 12-month period) of more than thirty (30) days (a “Supply Failure”);
b.if Supplier changes the site of manufacture of any Products to a site that has not been previously approved by Company in writing;
c.in the event of a Change in Control of Supplier or Supplier sells all or substantially all of its assets relating to the manufacturing of the Products; or
d.if Supplier breaches Section 11 hereof (Non-Compete Covenant).

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

5.4Change of Control and Last Time Buy Allowance. In the event of a Change of Control of Supplier, Supplier shall promptly notify Company in writing of such change. “Change of Control” shall mean any direct or indirect transfer or acquisition of ownership, control, or voting rights that results in a change in the majority ownership or control of the affected party. Upon the occurrence of a Change of Control of Supplier, Company shall have the option, at its sole discretion, to issue a “Last Time Buy” notice within 30 days of receiving the Change of Control notification. The Last Time Buy notice shall specify the quantity of Products Company intends to purchase as a final order, up to a maximum of 18 months of the forecasted demand, as specified in the mutually agreed-upon forecasts provided under Section 1.5. The pricing for the Last Time Buy order shall be based on the pricing terms in effect at the time of the Change of Control, unless otherwise agreed upon by the parties. Payment for the Last Time Buy order shall be made in accordance with the payment terms specified in Section 4 of this Agreement. The Supplier shall use its best efforts to fulfill the Last Time Buy order within a reasonable period specified in the Last Time Buy notice. The parties shall agree upon the delivery terms, including shipment, packaging, and any additional terms necessary for the fulfillment of the Last Time Buy order. In the event of a Change of Control of the Company, there will be no changes to the purchase obligations described in Section 1.3(a).
5.5Insolvency. Either party may terminate this Agreement immediately if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, or the other party makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property, and, in the case of an involuntary bankruptcy, such situation is not cured within 60 days from its occurrence, such termination to take effect upon delivery of notice of termination to the other party.
5.6Effect of Termination. Immediately upon the effectiveness of a notice of termination delivered by Company to Supplier, Supplier shall, unless otherwise directed by Company, terminate all performance under this Agreement and transfer title and deliver to Company all finished Products under open Orders. Upon termination of this Agreement, the license under Section 9.3 shall terminate.
5.7Resourcing Cooperation. Upon the expiration or termination of this Agreement, or in the event of a Supply Failure, to the extent requested by Company in writing, Supplier shall:
a.deliver all Company purchased tooling, molds or print files relating to the Products and any other Company property to Company or its designees as soon as possible, but in no event more than 30 days, following termination or expiration of this Agreement so as to avoid any interruption in the continuous supply of Products; and
b.manufacture, deliver, and sell Products to Company for a period of up to eighteen (18) months, quantities of Products not to exceed the average number of units purchased per month during the preceding twelve (12) month period, to ensure that the transition will proceed smoothly and without interruption or delay to Company or Company’s production of products incorporating the Products, with pricing equivalent to the pricing in effect immediately before expiration or termination.
6.CERTAIN OBLIGATIONS OF SUPPLIER
6.1Capacity. Supplier shall maintain capacity adequate to fulfill the Product requirements of Company as specified in the most recent 12-month rolling Forecast. In the event of any significant changes in Supplier's production capacity or resources that may impact its ability to fulfill its obligations under this Agreement, Supplier shall promptly notify Company in writing.

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

Such notification shall include details of the capacity constraints, the expected duration of the constraints, and any proposed alternative solutions, if applicable. Supplier shall obtain and maintain all equipment and resources required to fulfill its obligations under this Agreement at Supplier’s sole cost, unless such equipment or resources were purchased by Supplier exclusively to supply Company.
6.2Quality. Supplier agrees to the quality provisions, as set forth in Exhibit G hereto.
6.3Vendors and Subcontractors. Supplier shall not (i) change the vendors from whom Supplier sources components of the Products as of the Effective Date or (ii) subcontract its obligations to manufacture Products to subcontractors, in each case without the prior written consent of Company; provided, that Company hereby acknowledges its consent to Supplier’s purchase of Product components from vendors identified in Exhibit E (“Approved Vendors”) and use of subcontractors identified in Exhibit F (“Approved Subcontractors”). Company may order through Supplier, components sourced from Supplier’s approved vendors (which vendors may include affiliates of Company) and Supplier agrees to provide those components to Company at Supplier’s cost plus a reasonable mark-up for processing and handling. Subject to the requirements of Section 1.3, Company may request or otherwise require Supplier to approve and utilize Alternative Sources including the Approved Vendors and Approved Subcontractors provided that any commercially reasonable costs associated with the addition and qualification of Company-specified Approved Vendors and Approved Subcontractors, i.e. validation costs, test samples, etc. will be at the Company’s expense.
7. COMPLIANCE WITH LAWS.

7.1 Compliance. The parties shall comply with all applicable federal, state and local statutes, laws, regulations, rules, code, governmental order, ordinances and policies (collectively, “Law”) that pertain to the activities for which Supplier and Company are responsible under this Agreement, including those enforced by the FDA. With respect to the Products, Company shall be the “finished device manufacturer” (as such term is used by the FDA).
7.2 Permits, Licenses, and Authorizations. Supplier shall obtain and maintain all permits, licenses, approvals, authorizations, registrations, certificates and similar rights necessary for the exercise of its rights and performance under this Agreement.
8. REPRESENTATIONS AND WARRANTIES; PRODUCT WARRANTY
8.1Supplier’s Representations and Warranties.
a.it is duly organized, validly existing, and in good standing under the laws of its organization;
b.it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;
c.it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
d.the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Supplier, have been duly authorized by all necessary action on the part of Supplier;

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

e.the execution, delivery, and performance of this Agreement by Supplier will not violate, conflict with, require consent under or result in any breach or default under (i) any of Supplier’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Supplier third-party agreement;
f.this Agreement has been executed and delivered by Supplier and (assuming due authorization, execution, and delivery by Company) constitutes the legal, valid, and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;
g.it is in compliance with all material applicable Laws and third-party agreements relating to this Agreement, the Products, and the operation of its business (including all loan covenants and other financing obligations to which it is subject);
h.it has obtained all licenses, authorizations, approvals, consents, or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;
i.it is not insolvent and is paying all of its debts as they become due; and
j.all financial information that it has provided to Company is true and accurate and fairly represents Company’s financial condition, and has been prepared in accordance with GAAP, uniformly and consistently applied.
8.2Company’s Representations and Warranties.
a.it is duly organized, validly existing, and in good standing under the laws of its organization;
b.it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;
c.it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
d.the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Company, have been duly authorized by all necessary action on the part of Company;
e.the execution, delivery, and performance of this Agreement by Company will not violate, conflict with, require consent under or result in any breach or default under (i) any of Company’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Company third-party agreement;
f.this Agreement has been executed and delivered by Company and (assuming due authorization, execution, and delivery by Supplier) constitutes the legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

g.it is in compliance with all material applicable Laws and third-party agreements relating to this Agreement, the Products, and the operation of its business (including all loan covenants and other financing obligations to which it is subject);
h.it has obtained all licenses, authorizations, approvals, consents, or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;
i.it is not insolvent and is paying all of its debts as they become due; and
j.all financial information that it has provided to Supplier is true and accurate and fairly represents Company’s financial condition, and has been prepared in accordance with GAAP, uniformly and consistently applied.
8.3Product Warranty. The Supplier warrants and represents to Company that for a period of one year from the date of delivery, the Products will:
a.conform in all material respects to the Specifications/specifications, standards, drawings, samples, descriptions, quality requirements, performance requirements statements of work, specified or approved by Company for the Products;
b.conform with Company’s quality standards as set forth in Exhibit G;
c.be merchantable and free from defects, latent or otherwise, in materials, and workmanship; and
d.not infringe upon, violate or misappropriate the Intellectual Property rights of any third party, limited to the manufacturing process, and excluding infringement that is a direct result of the Specifications, design or its intended use as provided by Company; and
e.be new and conveyed to Company with good title, free and clear of all liens, security interests, claims, conditions or restrictions of any kind.
8.4Additional Terms. The Product Warranty survives Supplier’s delivery of the Products, Company’s receipt, inspection, acceptance, use of the Products and payment for the Products, and the termination or expiration of this Agreement subject to the terms of this Section 8.3.
9. INTELLECTUAL PROPERTY.
9.1Definitions.
a.“Intellectual Property Rights” means all industrial and other intellectual property rights in any inventions, improvements, developments, or innovations (including all rights to patents, copyrights, trademarks, and trade secrets and know-how inherent therein and appurtenant thereto) and other creative works (whether or not patentable or copyrightable, conceived or made or reduced to practice), know-how, technical information, pending patent applications, registrations, divisions and continuations thereof, registered and unregistered copyrights, and all associated goodwill, designs, drawings, specifications, vendor lists, manufacturing methods and processes, and all other information pertinent to this Agreement, which is proprietary to a party.
b.“Foreground Intellectual Property Rights” means any and all of the Intellectual Property Rights developed with respect to, or for incorporation into, the Products, that are either

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

developed by Company alone, by Company and Supplier jointly in the performance of this Agreement or by Supplier alone as requested by Company in connection with this Agreement.
9.2Ownership. Each Party retains exclusive ownership of its existing Intellectual Property Rights as of the Effective Date. All Foreground Intellectual Property Rights shall be owned by Company.
9.3Limited License. Company hereby grants Supplier a non-exclusive, nontransferable, worldwide license, without the right to sublicense, to use Company’s Intellectual Property Rights solely in connection with the manufacture and sale of the Products to Company or parties designated by Company. This license shall not include the right to modify, make derivative works of or improvements to the Products and shall terminate upon the termination or expiration of this Agreement.
9.4Assistance. Supplier shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist Company as reasonably required to perfect in Company the rights, title and other interests held by Company under this Agreement. Company shall pay for reasonable costs related to such assistance. If Company is unable for any reason, after reasonable effort, to secure Supplier’s signature on any document needed in connection with the actions specified above, Supplier hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Supplier.
9.5Trade Names. Each of Company and Supplier hereby acknowledges and agrees that it does not have, and shall not acquire, any interest in the other party’s trademarks except as expressly provided herein. Any violation of this Section shall constitute a material breach of this Agreement.
10. INSURANCE
Supplier shall maintain commercial general and product liability insurance adequate to cover a liability (including an alleged manufacturing defect, failure to warn, or breach of implied or express warranty) arising in connection with any Product manufactured by Supplier and supplied to Company under this Agreement in coverage amounts consistent with normal business practices of prudent companies similarly situated and the insurance coverage shall in no event be less than [*** Dollars per loss occurrence and [*** Dollars in the aggregate. Supplier shall provide Company with written evidence of such insurance upon request. If coverage is on a “claims made” basis, then Supplier shall maintain continuous coverage for five years after the termination or expiration of this Agreement, or Supplier shall purchase “tail coverage” providing such insurance for no less than five years after the policy terminates, or lapses. Supplier shall provide Company with written notice at least 30 days prior to the cancellation, nonrenewal or material change in such insurance which materially adversely affects the scope or amount of such insurance coverage.
11. NON-SOLICITATION.
The parties agree that each have an important interest in maintaining a stable work force and in protecting its Confidential and Proprietary Information (as described below). Therefore, parties agree that, during the Term of this Agreement and for a period of twelve months thereafter (the “Restricted Period”), not to directly or indirectly, solicit, induce, recruit or encourage any of the other party’s employees or consultants to terminate their relationship with the other party, or attempt to solicit,

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

induce, recruit, encourage or take away employees or consultants of the other party, either for the benefit of other party or for the benefit of any other person or entity. This restriction shall not apply to employees responding to commercially reasonable employment advertisements in common national or regional recruiting media.
12. CONFIDENTIALITY; PUBLICITY.
12.1Confidential and Proprietary Information. The Company and Supplier will have access to each other’s Confidential and Proprietary Information. “Confidential and Proprietary Information” means any trade secret, other information viewed by the party disclosing it (the “Disclosing Party”) as confidential and/or proprietary, and any and all information or proprietary materials (in every form and media) not generally known in the relevant trade or industry made available by either party to the party receiving such information (in such case, the “Receiving Party”) in connection with the efforts contemplated hereunder and which the Disclosing Party has marked as confidential (or with other similar designation) at the time of disclosure; and/or disclosed by Disclosing Party in any other manner and identified as confidential at the time of disclosure and/or may reasonably be understood as confidential, including, but not limited to (i) all non-public Intellectual Property of either party; (ii) existing or contemplated products, services, designs, inventions, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto; and (iii) information relating to business plans, sales, consultants, employees, or marketing methods and customer lists or requirements. The Receiving Party shall maintain the Disclosing Party’s Confidential and Proprietary Information using the same standard of care it uses to maintain its own Confidential and Proprietary Information in confidence, but in any case, no less than reasonable care; not use or permit to be used the Disclosing Party’s Confidential and Proprietary Information for any purpose other than the performance of its rights and obligations under this Agreement; and not disclose such information to any third parties except to those who need to know the information to assist the Receiving Party to exercise its rights or perform its obligations under this Agreement. Such obligation of confidentiality and non-use shall not apply to information which (a) is known to the Receiving Party prior to the disclosure as demonstrated by documentary evidence, (b) is publicly known as of the date of the disclosure, (c) becomes publicly known after the date of disclosure through no fault of the Receiving Party, (d) is received by the Receiving Party from a third party who has, to the Receiving Party’s knowledge, no obligation of confidentiality to the Disclosing Party, or (v) is developed independently by the Receiving Party without reference to the Disclosing Party’s Confidential and Proprietary Information as demonstrated by documentary evidence. Such obligation of confidentiality and non-use shall survive any expiration or termination of this Agreement for a period of ten (10) years; provided that Disclosing Party’s information that meets the legal definition of a trade secret, will indefinitely survive the termination of this agreement pursuant only to the terms in this Section 12.1. The Receiving Party shall be responsible for any breach of this section caused by any of its affiliates, employees, officers, directors, agents, or third parties to whom the Receiving Party disclosed the Disclosing Party’s Confidential and Proprietary Information. The restrictions on disclosure contained in this Section 12.1 shall not apply to any information which is required to be disclosed by a valid court order or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party, at the Disclosing Party’s expense, in attempting to limit such disclosure and obtain confidential treatment thereof.
12.2Misuse of Confidential and Proprietary Information. Each Receiving Party understands and agrees that this provision prohibits it from rendering services to another party to the extent that such Receiving Party would use, disclose, or rely upon the Disclosing Party’s Confidential and Proprietary Information in any way other than for the Disclosing Party’s benefit and in the furtherance of the objectives of this Agreement. Such unauthorized use of

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

Confidential and Proprietary Information shall include, but not be limited to use or disclosure of Confidential and Proprietary Information to: (i) discourage any of the Disclosing Party’s clients, customers or distributors, or prospective clients, customers or distributors from purchasing such Disclosing Party’s products or services; or (ii) solicit, influence, or attempt to solicit or influence any client, customer, distributor or other person, either directly or indirectly, to direct any purchase of products to any person, firm, corporation, institution or other entity in competition with the business of the Disclosing Party as such business is conducted or proposed throughout the Term of this Agreement.
12.3Publicity. Except as otherwise provided in this Agreement or required by Law, neither party shall use the other’s name or refer to it directly or indirectly in an advertisement, news release or release to any professional or trade publication without written approval from such party, which approval may not be unreasonably withheld or delayed. Neither party shall use the name of the other for advertising or promotional claims without the prior written consent of the other party.
12.4Damages Inadequate. The parties acknowledge that monetary damages may be an inadequate remedy for any breach by a party of its obligations under this Section 12 and that the non-breaching party shall be entitled to seek injunctive relief and specific performance to enforce the breaching party’s obligations, in addition to any other remedies the non-breaching party may be entitled to at law.
13. REMEDIES; INDEMNIFICATION.
13.1Indemnification by Supplier. Supplier agrees to indemnify, defend and hold Company, its affiliates, officers, directors, agents and employees (“Company Indemnitees”) harmless from and against all actions, liabilities, damages, claims and demands whatsoever, including, but not limited to, attorney fees and other expenses (“Claims”) that are brought or communicated by third parties against the Company Indemnitees and to the extent caused by Supplier’s or Supplier Indemnitee’s: (a) breach of this Agreement; (b) violation of Law; (c) breach of representations and warranties; (d) any claim of Intellectual Property Rights infringement arising from Supplier’s manufacturing processes or Supplier’s services provided hereunder, provided such infringement is not a direct result of the Specifications provided by Company; or (e) negligence, recklessness or willful misconduct. The duty to indemnify will not apply to the extent that any Claim arises from the negligence, recklessness, or willful misconduct of a Company Indemnitee or Company’s breach of this Agreement.
13.2Indemnification by Company. Company agrees to indemnify, defend and hold Supplier, its affiliates, officers, directors, agents and employees (“Supplier Indemnitees”) harmless from and against all Claims that are brought or communicated by third parties against Supplier Indemnitees to the extent caused by to: (a) Company’s breach of this Agreement; (b) Company’s violation of Law; (c) defects or alleged defects in the design of the Products, provided such design defects are a result of Specifications or instructions provided by Company and not Supplier’s manufacturing process; (d) the use, misuse or inability to use Products arising from the Company’s design or Specifications; (e) infringement of the Intellectual Property Rights of third parties, provided such infringement is a direct result of the Specifications or instructions provided by Company; or (f) Company’s negligence, recklessness or willful misconduct. The duty to indemnify will not apply to the extent that any Claim arises from the negligence, recklessness, or willful misconduct of a Supplier Indemnitee or Supplier’s breach of this Agreement.
13.3Indemnification Procedure. The party claiming indemnity (the “Indemnified Party”) shall provide the party from whom indemnity is being sought (the “Indemnifying Party”) with

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnifying Party shall have the right to assume sole control over the defense of such claim and conduct the defense of the claim with counsel of its choice. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.
13.4Limitations of Damages. Notwithstanding anything to the contrary contained in this Agreement, neither party shall be liable to the other party or its affiliates (except with respect to either party’s breach of its obligations of Section 12, or indemnification obligations of Section 13.1 or 13.2 with respect to third party claims) for any indirect, special, incidental (including, without limitation, lost profits) or punitive damages of the other party or its affiliates from any breach or default of a party’s obligations hereunder or the breach of any representation or warranty made hereunder. Except with respect to either party’s breach of its obligations of Section 12, or indemnification obligations of Section 13.1 or 13.2 with respect to third party claims, the collective liability of either party to the other under this Agreement shall be limited on an aggregate basis (not per claim or occurrence) to the lesser of the preceding 12 months revenue of Supplier from Company or [***, except that with respect to damages or liabilities arising out of personal injury or death due to gross negligence or willful misconduct, such collective liability shall be limited to [***. Upon payment(s) by the Supplier and/or Supplier Indemnitees to the Company and/or Company Indemnitees, or payment(s) by Company and/or the Company Indemnitees to Supplier and/or the Supplier Indemnitees, the party having made such payments shall be relieved and discharged from any further liability to the other party and/or its Indemnitees under this Agreement, or otherwise for contribution or to defend, indemnify, and/or hold harmless the other party and/or its Indemnitees.
14. MISCELLANEOUS
14.1Assignment; Binding Effect. This Agreement shall not be assignable or otherwise transferable by Supplier without the prior written consent of Company and shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assignable or otherwise transferable by Company without the prior written consent of Supplier, provided that Company may assign this Agreement to any affiliate of Company without Supplier’s consent or in connection with a merger, acquisition or sale of the stock of, or all or substantially all of the assets of, Company. Notwithstanding anything in this Agreement, the parties acknowledge and agree that Company may perform its obligations under this Agreement through an affiliate of Company.
14.2Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, including by recognized overnight delivery service, (b) when transmitted by facsimile or electronic mail (email), with confirmation of successful transmission, provided that such delivery is followed by physical delivery, (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the next business day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the parties at the following addresses:
If to Company, to:    SI-BONE, Inc.
    471 El Camino Real, Suite 101
    Santa Clara, CA 95050
    ATTN: CFO
    legal@si-bone.com

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

If to Supplier, to:    rms COMPANY
    8600 Evergreen Boulevard
    Coon Rapids, MN 95050
    ATTN: Director of Sales & Marketing

    With a copy to:
    [***]
    311 Lowell Ave
    Elk River, MN 55330
    ATTN: Contract Manager

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.
14.3Survival. All of the representations, warranties, and indemnifications made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including Sections 3.4, 3.5, 3.6, 4.3, 5.7, 8.3, 9, 11, 12, 13, and 14 and Sections 1.7 and 1.8 of Exhibit G.
14.4Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement; and in connection with such term, provision, covenant or restriction of this Agreement which is held invalid, void, unenforceable or against regulatory policy, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid term, provision, covenant or restriction and, absent any agreement by the parties, such court of competent jurisdiction or other authority shall substitute therefore such term, provision, covenant or restriction as is legal, valid and enforceable but otherwise similar to the invalid term, provision, covenant or restriction.
14.5Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by Company and Supplier. This Agreement contains the entire agreement of the parties hereto with respect to its subject matter, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.
14.6No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon any third parties (other than permitted assigns) any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
14.7Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.
14.8Governing Law; Jurisdiction. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York.
14.9Injunctive Relief. The parties acknowledge that damages may be an inadequate remedy for any material breach of Sections 6.3 (Vendors & Subcontractors), 9 (Intellectual Property), 11

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

(Non-competition), or 12 (Confidentiality; Publicity). Accordingly, notwithstanding anything to the contrary in this Agreement, either party will have the right to obtain injunctive relief in any court of competent jurisdiction to enforce Sections 6.3 (Vendors & Subcontractors), 9 (Intellectual Property), 11 (Non-competition), or 12 (Confidentiality; Publicity) in the event of a party’s failure to perform its obligations thereunder, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach. The breaching party hereby expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the party seeking injunctive relief.
14.10Counterparts. This Agreement may be executed manually or by facsimile by the parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to each of the other parties.
14.11Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
14.12Further Assurances. Company and Supplier covenant and agree that subsequent to the execution and delivery of this Agreement and without any additional consideration, each of Company and Supplier shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement.
14.13Relationship. Supplier is an independent contractor engaged by Company for the provision of the Products. Nothing in this Agreement shall constitute either party as an employee, agent or general representative of the other, nor shall either Company or Supplier have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, the other.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

    IN WITNESS WHEREOF, the parties hereto have caused this Manufacturing and Supply Agreement to be executed by their respective duly authorized officers as of the date set forth below their names.

SI-BONE, Inc.	rms COMPANY
By: /s/ Jeff Bertolini Name: Jeff Bertolini Title: SVP, Operations & Technology	By: /s/ Jon Jepko Name: Jon Jepko Title: Director of Sales and Marketing
Dated: 2/23/2024	Dated: 2/23/2024

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

PRICING ADDENDUM
EXHIBIT A

[***]

Products will be ordered in volume increments equal to either [***] or [***] quantities.

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

PRICING ADDENDUM
EXHIBIT B

[***]

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

PRICING ADDENDUM
EXHIBIT C

[***]

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

PRICING ADDENDUM
EXHIBIT D

[***]

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

EXHIBIT E

APPROVED VENDORS

[***]

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

EXHIBIT F

APPROVED SUBCONTRACTORS

[***]

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

EXHIBIT G

QUALITY AGREEMENT ADDENDUM

This Quality Agreement Addendum (“Quality Addendum”) supplements the Manufacture and Supply Agreement (the “Agreement”) between the parties. Unless otherwise specified, capitalized terms in this Quality Addendum have the same meaning as defined in the Agreement, and those definitions are incorporated by reference.

1.QUALITY CONTROL MATTERS.
1.1Implementation of Quality Control and Risk Management Program. At all times during the Term, Supplier shall submit to and comply with Company’s vendor qualification requirements, as Company may establish from time to time (“Qualification Requirements”). In addition, Supplier shall maintain and comply with a quality control program that conforms with all applicable laws and is consistent with current good manufacturing practices applicable to Products (“GMPs”) and as required by any governmental or quasi-governmental agency having regulatory authority over the Products, including, without limitation, 21 CFR Part 820, the current released versions of ISO 13485 and 14971 and the Medical Device Directive 93/42/EEC or Medical Device Regulation (MDR EU 2017/745) (collectively, the “Quality Management System” or “QMS”). In addition, Supplier shall maintain a risk management system which is integrated into its QMS. Supplier shall notify Company of revisions to its manufacturing procedures to the extent necessary to remain in compliance with the Qualification Requirements, GMPs or QMS, as applicable, in accordance with this Section; provided, however, that Supplier may not make any changes to its manufacturing procedures that are inconsistent with the Specifications without the prior written consent of Company. Supplier shall also have a quality agreement with each Approved Vendor and Approved Subcontractor. Upon Company’s request, Supplier will provide a copy of such quality agreement(s).
1.2Process Validation/Software Validation. Supplier agrees that all special processes and software-controlled equipment, as defined below, applicable to the Product shall be validated by Supplier in accordance with 21 CFR Part 820 Sec. 820. 75 and ISO 13485:2016.
a.Examples of special processes include but are not limited to: Formulation, QC tests, chemical tests, etc.
b.Examples of software-controlled equipment include but are not limited to: automated inspection, measuring equipment, automated assembly equipment, labeling, etc.
1.3Qualification of Alternative Sources. When requested to do so by Company, or otherwise required to do so by this Agreement, Supplier shall utilize its purchasing control/vendor qualification processes and procedures in effect at the time, to qualify ISO 13485:2016 FDA registered third party suppliers and/or third-party manufacturers to manufacture and provide components, parts or sub-assemblies for the Product, or to manufacture and supply the Product to Company Supplier may also be requested to qualify Company as an Alternative Source.
1.4Audits. Company shall have the right, but not the obligation, at its expense, to audit, or have audited, Supplier’s facilities, and plants that are used to manufacture and store the Products. Supplier shall support unannounced audits by SI-BONE's notified body with reasonable access to relevant facilities and documentation. The Supplier agrees to cooperate fully during such audits and provide necessary information, records, and access to personnel as required

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

by SI-BONE's notified body to ensure compliance with applicable regulatory standards. Such audits will be conducted during Supplier’s normal business hours by Company and/or its Supplier approved independent third-party designee or other representatives. Supplier shall issue a plan to determine the correction, cause, and corrective action for any negative finding of any audit report issued by Company within 30 days of such audit report’s issue date. Supplier shall assist Company, or its authorized representative, in securing permission to perform audits of any third-party supplier’s facilities, systems, documentation, and other requirements related to this Agreement at mutually agreed dates and times. Supplier, Company, any outside auditor, and such third-party supplier shall agree on reasonable methods to protect intellectual property, such as non-disclosure agreement or the like.
1.5Inspections. Supplier shall promptly notify Company of any inspections, audits, formal visits, etc. of any regulator, notified body, or certification body acting in a formal capacity. In the US this includes, but is not limited to Food and Drug Administration, Environmental Protection Agency, and Occupational Safety and Health Administration. It also includes corresponding state agencies. Upon Company’s request, Supplier shall disclose the results of any inspections or audits and the associated cause and corrective action. Supplier shall promptly notify Company of any inspection or audit findings that impact the safety, conformity, or availability of Product.
1.6Process Improvements. As required by 21 CFR Part 820 Sec. 820.50, Supplier shall not make significant changes to the Specifications, manufacturing process, tooling design, processing conditions, materials or manufacturing location of the Products without Company’s prior written consent. Notwithstanding the foregoing, Company will consider in good faith reasonable written requests by Supplier to change the materials or manufacturing process of the Products, provided Company shall make final determination on such change(s) in its sole discretion.
1.7Complaint Handling and Adverse Event Reporting. Each party shall cooperate fully with the other party in dealing with customer complaints concerning the Product(s) and shall take such action to promptly resolve such complaints as may be reasonably requested by the other party. Company is responsible for complying with all FDA and applicable foreign regulatory requirements pertaining to the receipt, review, evaluation, and where applicable, investigation of all complaints received pertaining to the Products, and for the reporting of adverse device events, including FDA’s Medical Device Reporting requirements, codified at 21 C.F.R Part 803. Supplier shall reasonably cooperate with Company to enable Company to fulfill such requirements. Supplier shall promptly, but in no event more than three business days after receipt of such information, provide complaint information regarding the Products.
1.8Record Retention; Traceability. Supplier shall maintain all records and procedures on the Product including proper identification and traceability of Product during all stages of receipt, production and distribution. Product records shall include traceability and reference to: raw material Lot, Supplier components, purchase order, gauging, and reference to use of any major equipment and processes utilized. Supplier warrants that Product records shall be maintained by Supplier in accordance with the following:
a.    Records shall be protected from deterioration, damage or loss, and shall be available to Company for review upon request.
b.    Supplier shall notify Company in writing if Supplier determines that it may discontinue maintenance of these records, or such records are scheduled for destruction pursuant to its own record retention policies, and facilitate alternative methods and/or

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

responsibilities for the continued maintenance of such records including but not limited to transfer of the records to Company upon Company’s request.
c.    Records may be paper or electronic form and shall include but are not limited to the following quality records which are required to be maintained for a period of fifteen (15) years after the last Product has been manufactured:
(i)    Product Quality Planning documents (purchase order Agreements, Specifications, Material Certificates or analysis reports, Pre-Production Approval packages, Validation Records, Tooling, Calibration Records and MSDS), DMR / DHR (Device Master / History);
(ii)    Manufacturing Records to include SPC charts, Inspection Records (Problem Solving / Corrective Action Responses).
2.PRODUCT IMPROVEMENTS.
2.1General. In the event that Company notifies Supplier that it desires to have Supplier incorporate changes or improvements to a Product to (a) address a Product defect, integrity, safety or quality concern or compliance matter (each a “Required Improvement”) or (b) incorporate a feature enhancement or other improvement that is a not a Required Improvement (each an “Optional Improvement,” and together with the Required Improvements, an “Improvement”), the parties shall promptly discuss in good faith the feasibility of implementing such Improvement. In addition, the parties shall evaluate the cost of implementing the Required Improvement, which the Company will be responsible for, as well as its impact on the cost of the Product. In the event that the cost of the Product increases or decreases the parties agree to negotiate in good faith a new Product price.
2.2Implementation of Required Improvements. Upon agreement by the parties that (a) the Required Improvement is feasible, and (b) any changes to the price are agreed, the Company may request that the Supplier implement the Required Improvement and upon receipt of such a request from Company, Supplier shall use best efforts to implement the Required Improvement as soon as possible. All such improvements shall be evaluated and implemented in accordance with Company’s applicable Design Control processes and procedures that are in effect at the time that the improvements are made. Supplier shall update the Design History File, Device Master Record, provide first article inspection (“FAI”) samples and first article inspection report, as applicable, and provide copies of such documentation to Company upon implementation of the Required Improvement and if required, the parties will incorporate the new Pricing in Exhibit’s A through D as an amendment to this Agreement. To the extent that Supplier provides input on Required Improvements and changes to the Specifications, it is understood by the parties that such activity does not intend to make Supplier a “Specifications Developer” or a “finished device manufacturer” as such terms are used by FDA.
2.3Implementation of Optional Improvements. In evaluating and implementing Optional Improvements, Supplier shall use commercially reasonable efforts to minimize the cost of implementing the Optional Improvements. Supplier shall provide Company with a detailed analysis (together with supporting documentation) of the estimated costs (if any) and effect on the supply price for the applicable Product (if any) of implementing such Optional Improvement. Supplier shall implement such Optional Improvement only with Company’s prior written consent. If Supplier notifies Company that implementation of an Optional Improvement will require any modification to the pricing set forth on Exhibit’s A through D, as revised from time to time, and Company agrees, the parties will negotiate in good faith an appropriate modification to the pricing in an amendment to this Agreement. If Supplier does not notify Company that it will implement an Optional Improvement within 30 days after

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

receiving notice of an Optional Improvement from Company or the parties cannot agree on updated pricing, Company may obtain the Product with the Optional Improvement incorporated therein from an Alternative Source or manufacture it in-house, in either case without any liability to Supplier hereunder. All such improvements shall be evaluated and implemented in accordance with Company’s applicable Design Control processes and procedures that are in effect at the time that the improvements are made. Supplier shall update the Design History File, Device Master Record, provide first article inspection (“FAI”) samples and first article inspection report, as applicable, and provide copies of such documentation to Company upon implementation of the Optional Improvement. To the extent that Supplier provides input on Optional Improvements and changes to the Specifications, it is understood by the parties that such activity does not intend to make Supplier a “Specifications Developer” or a “finished device manufacturer” as such terms are used by FDA.
2.4Regulatory Determination. Company shall be responsible for making the final decision as to whether a proposed design or manufacturing change may be implemented for the Product(s). Supplier is not permitted to make any modification that affects the Product(s) without notifying Company. Company shall be responsible for making the final determination as to whether such changes require regulatory approval or clearance prior to implementation and shall be responsible for filing and obtaining any required approvals and/or clearances, as necessary.
2.5Registration and Listing. Supplier shall comply with applicable establishment registration requirements applicable to the Products and the manufacture of the Products.
3.PACKAGING AND LABELING. Supplier shall be responsible for labeling and packaging Product for shipment to Company or to its designee(s), in accordance with applicable laws, Company requirements and instructions and the additional specifications included in the Specifications, which labeling may include “Manufactured for Company.” Company may request changes to the packaging and labeling requirements and Specifications upon reasonable prior written notice to Supplier. To the extent that Supplier provides input on the Product labeling or Specifications, it is understood by the parties that such activity is not intended to make Supplier a “Specifications developer” or a “finished device manufacturer” as such terms are used by FDA. Supplier is responsible for release of product labeling, provided, however, that in the case of initial release of any new label or labeling change, Supplier shall obtain Company’s consent to such release. Company is responsible for compliance with applicable FDA product labeling requirements.

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

EXHIBIT H

Vendor Managed Inventory Addendum

This Vendor Managed Inventory Addendum (“VMI Addendum”) supplements the Manufacture and Supply Agreement (the “Agreement”) between the parties. Unless otherwise specified, capitalized terms in this VMI Addendum have the same meaning as defined in the Agreement, and those definitions are incorporated by reference.

Whereas, Supplier sells Products to Company under the Agreement; and
Whereas, Supplier and Company wish to have Supplier take over the management, maintenance, and replenishment of Company’s stock of certain Products.
Now, therefore, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the parties agree as follows.
1.DEFINITIONS
a.“Managed Inventory” means those Products described on Attachment A hereto.
b.“Maximum Inventory Level” means the maximum number of units of VMI Products to be in Company’s stock at any time, as set forth on Attachment A.
c.“OTD” or “On-Time Delivery” means the timely delivery of Order quantities as per the agreed-upon delivery schedule, including the specified delivery dates and lead times outlined in the Orders.
d.“Re-order Level” means the stock level of units of Products at which Company’s inventory of Products is to be replenished by Supplier, as set forth in Attachment A.
e.“VMI Products” means Products described on Attachment A.
f. “Closed Lines” refers to specific line items within a purchase order that have been completed, fulfilled, or otherwise processed to the extent that an obligation has been successfully concluded and no further action or deliveries are expected or required.
2.INVENTORY MANAGEMENT
2.1Company shall purchase all its requirements for the VMI Products from Supplier and shall provide Supplier with sufficient information to allow Supplier to maintain the Managed Inventory. This information shall include, at a minimum,
a.Company’s existing stock of VMI Products;
b.Company’s quarterly forecast for VMI Products, as set forth in the Agreement Section 1.5; and
c.Plans that may impact the Company’s forecast for VMI Products.
2.2Supplier shall use its best efforts to maintain Company’s stock of VMI Products so that it does not fall below the Re-Order Level and does not exceed the Maximum Inventory Level.

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

3.PURCHASE ORDERS
On a weekly cadence, Company shall provide Supplier with updated inventory levels of the VMI Products in its possession. Based on the inventory levels provided by Company, Supplier shall determine the quantities of VMI Products needed to maintain Company’s inventory between the Maximum Inventory Level and the Re-order Level and shall communicate this determination to the Company in writing. Company shall provide to Supplier approval to release an agreed upon quantity from blanket purchase orders, specifying the quantities, in increments equal to the full of half build plate quantity for a particular Product, of VMI Products for purchase. Supplier shall promptly review and confirm the Orders within 3 business days.
4.DELIVERY; INVOICING
4.1Delivery. Supplier will deliver VMI Product to Company subject to the terms of the Agreement, except as explicitly set forth herein:
a.Supplier shall ship VMI Products purchased under a blanket Order, within fifteen (15) business days from receipt of the approval to release the Products for shipment.
b.Requested delivery dates may be changed only by mutual written agreement of the parties, which agreement shall not be unreasonably withheld or delayed. In the event that Supplier has reason to believe that it will be unable to meet the agreed upon delivery dates, Supplier will notify COMPANY promptly and state the reasons for the anticipated delay.
4.2Invoices. Supplier shall issue invoices to Company upon shipment of VMI Products. Invoice, pricing and payment terms shall be in accordance with those set forth in the Agreement.
5.ON-TIME DELIVERY
Supplier shall maintain a minimum On-Time Delivery (OTD) performance of [***] for the VMI Products. Any number of closed lines with a delivery tolerance greater than [***], which is defined as a variation in the quantity of parts delivered by up to [***] less than the originally specified line quantity, will have a negative impact on the On-Time Delivery (OTD) performance. If Supplier's OTD performance falls below [***], Company may issue a written notice to Supplier, highlighting the deficiency and requesting immediate remedial action. Supplier shall have a maximum of three months from the date of the notice to rectify the OTD performance and achieve the minimum required level of [***]. During this period, Supplier shall implement necessary measures to improve delivery performance and work closely with Company to address any underlying issues. If Supplier fails to remedy the OTD performance deficiency within the stipulated three-month period, Company reserves the right to terminate this VMI Addendum or the Agreement without further liability or obligation, subject to any other remedies available under applicable laws or provisions of the Agreement.
6.SUPPLIER VMI STOCKING LEVELS
Supplier shall maintain stocking levels of the VMI Products based on the forecast provided by Company. Supplier shall ensure that the stocking levels are sufficient to meet the anticipated demand while avoiding excessive inventory buildup. Supplier shall hold a maximum of no more than three months’ forecasted demand in stock and no less than one months’ forecasted demand in stock at any given time. In the event that the stocking levels fall below the minimum requirement of one months’ forecasted demand, Supplier shall promptly replenish its inventory to ensure continuous availability of the VMI Products. If the stocking levels exceed the maximum threshold of three months’ forecasted

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

demand, Supplier shall consult with Company to determine the appropriate course of action. Company shall not be responsible for the cost or liability associated with such excess inventory if in excess of more than 3 months forecasted demand according to the forecast provided no earlier than one quarter prior to the date of manufacture of the VMI. The Supplier shall review in quarterly intervals and adjust the stocking levels based on the changing demand patterns, market conditions, and any modifications to the forecast provided by Company. Such adjustments shall be made in a timely manner to ensure optimal inventory, management provided that if the maximum quantity level is reduced below a current inventory level, then Company is responsible for any existing inventory at the prior maximum level until the excess is consumed and the new maximum quantity level goes into effect. If the Company fails to release any VMI Products for a period of 12 consecutive months the Supplier, at its option, may request Company to release and pay for any such Products and remove such Product from Attachment A by amendment to this Exhibit H. The Supplier shall maintain proper record-keeping and reporting mechanisms to track and report the stocking levels, including quarterly reporting on inventory quantities, utilization rates, and any adjustments made to align with the forecasted demand.
7.PRICING
The pricing for the VMI Products covered under this Vendor Managed Inventory (VMI) Agreement shall be as specified under the Agreement. The prices listed in the Agreement shall remain valid for the duration of the Agreement, unless otherwise specified or agreed upon in writing by both parties.
8.REVISIONS TO VMI PRODUCTS
In the event of revisions changes, or updates to the VMI Products, Company and Supplier shall work together to manage the disposition of any affected Managed Inventory held by Supplier. Company shall promptly notify Supplier of any revisions, changes, or updates to parts or components that may impact the Managed Inventory held by Supplier. Such changes may include product design modifications, specification updates, or discontinuation of specific parts. Upon receiving such notification, Supplier shall assess the existing Managed Inventory and collaborate with the Company to determine the appropriate disposition for the affected VMI Products. Disposition options may include, but are not limited to, utilizing the existing inventory as “use as is” until depletion or scrapping the affected Managed Inventory. If the disposition of the affected parts results in the need to scrap any affected Managed Inventory, Company acknowledges that it shall be solely responsible for the costs associated with scrapping and disposing of such inventory, including payment of the Product price as defined in Exhibit’s A through D of the Agreement for the units being scrapped. The Supplier shall not be liable for any expenses incurred in the disposition of scrap inventory unless it exceeds the maximum threshold of three months’ forecasted demand according to the forecast provided by Company no earlier than one quarter prior to the date of manufacture of the affected Managed Inventory, as detailed in Section 1.5 and Section 6 of the Agreement and as provided for in Section 6 of this Exhibit H.
9.INSPECTION
9.1Inspection Rights. Company shall have the right, no more often than one time during any one-month period, upon a minimum of 10 business days prior notice, during normal business hours, to inspect or have its representatives inspect the physical inventory of VMI products at Supplier’s facilities to confirm the accuracy of its information regarding the Managed Inventory. During any such inspection, Company shall have the right to:
a.enter Supplier’s facilities where the Managed Inventory is being stored to conduct physical counts and inspection of the Managed Inventory; and

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

b.enter into Supplier’s offices or facilities to inspect Supplier’s books and records, including relevant electronic information, relating solely to stock and supply of VMI Products.
9.2Minimize Disruption. During any such inspection, Company shall use its commercially reasonable efforts to minimize disruption of Supplier’s business.
10.TERM; TERMINATION
10.1Term. The term of this VMI Addendum begins on the Effective Date of the Agreement and continues thereafter in perpetuity unless and until sooner terminated as provided in Section 10.2.
10.2Termination.
a.This VMI Addendum shall terminate automatically upon the expiration or termination of the Agreement.
b.This VMI Addendum may be terminated before its expiration date by the non-breaching party if the other party breaches any provision of this VMI Addendum and either the breach cannot be cured, or if the breach can be cured, it is not cured by the breaching Party within thirty (30) days after receipt of written notice of such breach.
10.3Effect of Termination.
a.The expiration or termination of this VMI Addendum, for any reason, shall not release either party from any obligation or liability to the other party, including any payment and delivery obligation, that (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of this VMI Addendum; or (iii) otherwise survives the expiration or termination of this VMI Addendum.
b.Following the expiration or termination of this VMI Addendum, Supplier shall promptly invoice Company for any outstanding amounts due and owing under this VMI Addendum, and Company shall pay all such amounts in accordance with the Agreement. If a deposit or advance payment has been made by Company for any VMI Products that have not and will not be delivered to Company following expiration or termination, Supplier shall promptly reimburse such payment to Company.
10.4Remaining VMI Stock. Upon the expiration or termination of this VMI Addendum, Company shall have the option, at its sole discretion to issue a “VMI Inventory Purchase” notice. The VMI Inventory Purchase notice shall specify the quantity of VMI Products Company intends to purchase, up to a maximum of three months’ of supply. The parties shall agree upon the delivery terms, including shipment, packaging, and any additional terms necessary for the fulfillment of the VMI Inventory Purchase order.
11.PRECEDENCE.
If there is any inconsistency between the terms of this VMI Addendum and any terms in the Agreement, then, except where a provision of this VMI Addendum states otherwise, this VMI Addendum controls. However, if a subject is addressed in the Agreement and not in this VMI Addendum, then the terms in the Agreement control.

REV 08/2023

CONFIDENTIAL AND PROPRIETARY

Attachment A
to the VMI Addendum
1.List of products included in Managed Inventory and prices including reference numbers like product numbers
2.Maximum Inventory Level (to be held by Company): [***]
3.Re-order Level (minimum level to be held by Company): [***]
[***]

REV 08/2023